Exhibit 10.3

Supplementary Agreement

Purchasing Unit: Hangcha Group Co., Ltd. (hereinafter referred to as Party A)

Supplying Unit: Zhejiang Zhongchai Machinery Co., Ltd. (hereinafter referred to as Party B)

To strengthen the sense of responsibility of both Party A and Party B, clarify their respective rights and obligations, and ensure equal, mutually beneficial, and standardized cooperation, the following supplementary agreement is hereby entered into after full consultation between the parties:

Article 1. The name, variety, and specifications of the product

Product name, variety, and specifications: (See Appendix I)

order number	name of material	specifications	unit	Price (RMB)	Annual planned volume
1			Table
2			Table
amount

Article 2. Technology and Quality of the Product

The product’s technical and quality requirements shall be implemented in accordance with the technical and quality agreements signed by both parties.

Article 3. Agreements on the delivery deadline and quantity of the product

1.	The annual product quantity agreed upon in the contract between Party A and Party B constitutes the intended quantity, which shall be implemented in accordance with Party A’s monthly valid procurement plan (signed by the responsible officer and stamped by Party A’s Manufacturing Department). Party A’s monthly procurement plan shall be delivered to Party B by mail, delivery, fax, or other appropriate means. The standard delivery cycle is (15) days (including transit time); in case of special circumstances with separate agreements, such agreements shall prevail. If Party B disagrees with Party A’s monthly procurement plan, it must notify Party A in writing within 24 hours of receiving the procurement plan; otherwise, Party B shall be deemed to have accepted the terms specified therein.

2.	The specific delivery quantity of Party B shall be determined according to the quantity specified in Party A’s procurement plan. Any delivery exceeding or falling short of the agreed quantity requires Party A’s prior approval; otherwise, it shall be deemed a breach of contract by Party B, and all resulting losses shall be borne by Party B.

3.	If Party B delivers the goods ahead of schedule, Party A shall make payment according to the planned delivery time and the period stipulated in the agreement after receiving the goods. In case of delayed delivery by Party B, Party B shall negotiate with Party A prior to shipment; if Party A still requires the goods, Party B shall deliver the full quantity and pay a penalty of 1% to 5% of the purchase price for that batch; if Party A no longer requires the goods, both parties shall terminate the contract for that batch, but this shall not exempt Party B from liability for breach of contract (a delivery time within ±12 hours of the agreed time shall be deemed on-time delivery).

Article 4. Product Pricing and Payment Settlement

The product price shall be determined according to the purchase and sales contract price agreed upon by both parties. In the event of cost fluctuations, either party may adjust the price accordingly.

The reason and request for price adjustment must be submitted in writing to the other party. The new price may only be implemented after mutual consultation and agreement between both parties.

Party A shall settle the payment within 90 days after the goods from Party B pass inspection (the inspection shall be completed within 3 working days).

Upon termination of the cooperation between Party A and Party B, if the products supplied by Party B have not yet expired their three-year warranty period, Party A shall have the right to withhold a portion of the payment as a quality guarantee deposit, which will be paid in full only after the final batch of products supplied by Party B exceeds the warranty period. The specific amount of the quality guarantee deposit may be negotiated by both parties.

Article 5. Control of Safety Stock Levels

Due to significant fluctuations in market demand, maintaining an insufficient safety stock makes it difficult to meet market requirements. Excess inventory risks capital tie-up, warehouse space occupation, product obsolescence, and design modifications leading to product scrapping. Through mutual agreement, Party B’s maximum inventory level for the aforementioned products is specified in Appendix 1. In cases where product obsolescence or design modifications result in product scrapping, Party A shall bear the corresponding scrapping losses based on the confirmed safety stock quantity; however, Party A shall not be liable for losses arising from Party B’s overstocking.

Article 6: Three Guarantees Period and After-Sales Service

1.	The three-year warranty period for products supplied by Party B to Party A shall be 15 months from the date of delivery of the complete unit. For products supplied for export forklifts, the warranty period shall be extended to 24 months (any components in Party B’s supply that do not qualify for the 24-month warranty may be listed separately). During the warranty period, Party B shall provide replacement parts based on photos, fax documents, We Chat messages, or emails from Party A. If Party B requires the original product from Party A, Party B shall bear all transportation costs; however, if both parties confirm that the returned item is not defective due to Party B’s fault, the shipping costs shall be covered by Party A’s warranty department. Party A shall request spare parts from Party B, which Party B must provide within 3 days. For domestic customers with bidding requirements or large orders necessitating an extended warranty period, both parties may mutually agree to extend the warranty to 24 months. Where the separately agreed warranty period exceeds that specified in this contract, the separate warranty agreement shall prevail.

Due to quality issues with Party B’s products, Party B must dispatch personnel for after-sales service: staff in the Jiangsu-Zhejiang-Shanghai region must arrive within 12 hours, while staff in other regions must arrive within 24 hours. The three-warranty service for overseas products is currently the responsibility of Party A; however, if a product replacement is required, Party B must arrange the replacement based on product photos, fax documents, or emails provided by Party A’s agent. If Party B genuinely requires the original product from Party A, Party B shall bear all associated transportation costs.

Party B shall provide Party A with a list of product repair kits and the prices of the listed components.

Article 7. Disposal of Non-Conforming Products

For products deemed non-compliant by Party A’s Inspection Department (with detailed explanations attached), upon return to Party B, Party B must submit a written analysis of the reasons and corrective measures within 5 working days. Any objections to the determination must be submitted in writing within 6 working days; otherwise, it shall be deemed acceptance of Party A’s judgment.

Article 8. Technical Confidentiality and Product Patents

Products jointly developed or independently developed by Party A and Party B shall not be supplied to third parties (including spare parts) without the consent of the other party, nor shall their technical content be disclosed to third parties. In case of breach, either party shall have the right to terminate the cooperation and pursue liability for the breach.

Products manufactured by Party B using Party A’s technical drawings may only be supplied to Party A or a third party designated by Party A. Party B shall not directly sell any future accessories for these products to Party A’s sales companies, business departments, or sales outlets. For customers using Party A’s complete vehicles in the market, Party B is prohibited from providing after-sales services; Party A retains exclusive after-sales sales rights for such customers. Upon receiving inquiry requests for parts for Party A’s vehicle models, Party B must immediately forward them to the designated contact person of Party A and shall not make direct sales offers.

Article 9. Product Packaging and Delivery Location

The products from Party B shall be delivered to Party A’s factory and packaged using foam and cardboard boxes.

Appendix: Service Terms Requirements:

I.	In-Warranty Service Requirements

1.	The supplier shall provide a warranty period commitment for the accompanying components, with the warranty period commencing from the date of purchase by Hangcha’s sales client.

2.	Key component suppliers must possess corresponding supporting service capabilities and technical support capabilities;

3.	Corresponding component manuals (electronic materials) must be provided for key components;

4.	If the timeliness of the warranty service fails to meet Hangcha’s service commitment requirements, Party A reserves the right to impose corresponding penalties.

5.	All supplied components must bear clearly visible Hancha logos and Hancha part numbers; no markings indicating the supplier’s address or contact information are permitted.

6.	The supplier shall designate after-sales contact personnel and their contact information; any changes shall be communicated in writing immediately.

Inform Hangcha of the face type;

After-sales contact: Yu Jianbo Phone: 13567511851

II. Accessory Supply

1.	For the assemblies supplied under the procurement agreement, a parts manual and the ex-tax prices of each component must be provided.

2.	Provide the contact person and contact information for accessory supply;

3.	In the event of termination of the supply due to design modifications required for the fork or issues raised by the supplier, all accompanying components and sub parts supplied for the fork shall maintain a 10-year supply cycle. Failure to meet this requirement shall entitle the Supplier to impose corresponding penalties on the Customer.

4.	Suppliers shall not supply any components bearing the Hangcha logo or the term “Hangcha” to external parties. In case of such unauthorized supply, Party A reserves the right to impose corresponding penalties.

Accessories Contact: He Xiaodong Phone: 18305852125

Article 10. Comply with national and local laws and regulations pertaining to environmental protection and occupational health.

The production, storage, and transportation of products supplied by Party B must comply with relevant national and local environmental regulations. The transportation of petroleum products and fuel materials requires specialized vehicles. Any petroleum products or fuel materials requiring recycling shall be collected by Party B and processed in accordance with applicable national laws and regulations. The company’s production and operations must adhere to national occupational health regulations. Should Party B violate these laws or regulations, Party A reserves the right to terminate the supply agreement.

Article 11. Product Change

If any modifications to the products supplied by Party B are required for its own reasons, Party B must submit a written application to Party A’s procurement department. Such modifications may only be implemented upon obtaining Party A’s written approval. Where the modified content differs from the original drawings or technical specifications, the modifications shall only be permitted after receiving the updated drawings or technical requirements. The scope of modification applications includes, but is not limited to, changes to production facilities, equipment, processes, materials, and appearance. Should Party B implement modifications without obtaining such approval, thereby affecting Party A, Party A reserves the right to suspend supply or claim compensation for actual losses incurred.

Article 12. Force Manure

If either Party A or Party B is unable to perform the contract due to force majeure, it shall promptly notify the other party of the reasons for such inability or incomplete performance. Upon obtaining relevant evidence, the party may extend the performance deadline, perform the contract partially, or refrain from performance altogether, and may be partially or fully exempted from liability for breach of contract as appropriate.

Article 13. Other Agreements

This Agreement shall come into force on January 1, 2025, and shall remain valid for two years. During the term of this Agreement, both Party A and Party B shall arbitrarily alter or terminate it. Any matters not covered herein shall be settled through consultation between both parties, and supplementary provisions shall be made. Such supplementary provisions shall have the same legal effect as this Agreement.

Party A (Seal):

Hangcha Group Co., Ltd.

Representative (Signature):

Date: Year / Month / Day

Party B (Seal):

Zhejiang Zhongchai Machine Co., Ltd.

Representative (Signature):

Date: February 15, 2025